Exhibit 10.2

INDEPENDENT DIRECTOR APPOINTMENT AGREEMENT

THIS INDEPENDENT DIRECTOR APPOINTMENT AGREEMENT (this “Agreement”), dated as of January 8, 2026, is by and between Red Wisdom Creation Limited, a company registered and incorporated in the Cayman Islands (the “Company”), and Liao Lingjie, an individual (the “ID”).

AGREEMENT

1	Appointment

1.1	Subject to the provisions of this Agreement, the ID is hereby appointed as an independent director of the Company as of the date hereof. Such appointment will become effective immediately prior to the effectiveness of our registration statement for the initial public offering of Class A ordinary shares of the Company (the “Effective Date”).

1.2	The appointment of the ID is subject to the memorandum and articles of association of the Company as is currently in effect and as may be modified or amended from time to time (the “Memorandum and Articles”). Nothing in this letter will be taken to exclude or vary the terms of the Memorandum and Articles as it applies to the ID as a director of the Company. Any continued appointment as independent director is subject to election by the Company’s shareholders at the annual general meeting (the “AGM”) at which either the Memorandum and Articles requires, or the board of directors of the Company (the “Board”) resolves, that the ID stands for re-election.

1.3	The ID agrees hold office for the term as stipulated in the Memorandum and Articles.

1.4	Continuation of service of the ID as a director is also contingent on satisfactory performance, as determined by the nomination committee of the Board, and any relevant statutory provisions relating to the removal of a director.

1.5	The nomination committee of the Board may nominate the ID to serve for successive term(s), in its discretion and subject to agreement of the ID and re-election at the AGM in accordance with the Memorandum and Articles.

1.6	The ID may be appointed to serve on one or more committees of the Board. The ID has been appointed to, and has agreed to serve on, the audit, compensation and nominating and corporate governance committee during the initial term of service of the ID, which includes all committees to which the ID is being appointed. The committee charters for each of the committees are included as Exhibit A hereto.

1.7	The Company may terminate the appointment of the ID with immediate effect, without advance notice or remuneration, if the ID:

(a)	commits a material breach of his obligations under this Agreement;

(b)	commits any serious or repeated breach or non-observance of his obligations to the Company (which includes an obligation not to breach his duties to the Company, whether statutory, fiduciary or common law);

(c)	is guilty of any negligence, fraud or dishonesty or have acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring the ID or the Company and its subsidiaries (the “Group”) into disrepute or is materially adverse to the interests of the Group;

(d)	is convicted of any arrestable criminal offence other than an offence under road traffic legislation anywhere in the world for which a fine or non-custodial penalty is imposed;

(e)	is restricted or disqualified from acting as a director of any company;

(f)	in the opinion of the majority of the Board, becomes incapable by reason of mental disorder of discharging his duties as a director;

(g)	has been absent for more than six consecutive months without permission of the Board from meetings of the directors held during that period and his alternate director (if any) will not have attended any such meeting in his place during such period and all of his co-directors pass a resolution that by reason of such absence the ID has vacated his office;

(h)	is required in writing (whether in electronic form or otherwise) by all his co-directors to resign; or

(i)	has not complied with the Company’s anti-corruption and bribery policy and procedures or any applicable bribery or corruption legislation.

1.8	The Company may also terminate the employment of the ID without cause upon thirty (30) days’ advance notice in writing.

1.9	The ID may resign in accordance to the Memorandum and Articles of the Company.

1.10	On termination of the appointment the ID, the ID will at the request of the Company resign from his office as a director of the Company.

1.11	The status of the ID during his term of service as a director will be that of an independent contractor and not an employee of the Company.

2	Obligations as ID

2.1	The ID will be expected to spend a sufficient amount of time as may be necessary for the Board to address matters relating to the Company’s investment policy and the use of funds raised by the Company from time to time and to attend any meetings of the Board as may be called from time to time. The ID will be expected to devote such time as is necessary for the proper performance of his duties and the ID should be prepared to attend quarterly board meetings (at which directors will be asked to approve the filing with the U.S. Securities and Exchange Commission (the “SEC”) of annual and interim financial statements and the company’s annual report as well as another board meeting called for the purposes of reviewing and approving the Company’s budget for the subsequent year.

2.2	Meetings may involve the ID in some overseas travel, the expenses of which will be reimbursed by the Company in accordance with normal payroll practices. In addition, the ID will be required to consider all relevant papers before each meeting. Unless urgent and unavoidable circumstances prevent the ID from doing so, it is expected that the ID will attend the meetings outlined above.

2.3	The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.4	The time commitment will increase should the ID becomes a committee member or chair, or if the ID is given additional responsibilities.

2.5	By accepting this appointment, the ID undertakes that, taking into account all other commitments the ID may have, the ID is able to, and will, devote sufficient time to his duties as a director.

3	Roles and Duties

3.1	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

(a)	provide oversight of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	in conjunction with management, set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c)	in conjunction with management, set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

3.2	As an independent director, the ID will have the same general legal responsibilities to the Company as any other director. The ID will be expected to perform his duties, whether statutory, fiduciary or common law, faithfully, efficiently and diligently to a standard commensurate with both the functions of his role and his knowledge, skills and experience.

3.3	The ID will exercise his powers in his role as a director having regard to relevant obligations under prevailing law and regulation, including, without limitation, the BVI Companies Act (the “Act”), the rules and regulations of the SEC, and the rules of the Nasdaq Stock Market (“Nasdaq”).

3.4	The ID agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the terms of this Agreement.

3.5	In the role of the ID as a director, the ID will be required to:

(a)	constructively challenge proposals on strategy;

(b)	scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)	satisfy himself that the Company has processes in place to ensure the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

(d)	subject to the authority delegated to the compensation committee, determine appropriate levels of remuneration of executive directors, if any, and have a prime role in appointing and, where necessary, removing any executive directors, and in succession planning;

(e)	devote time to developing and refreshing his knowledge and skills;

(f)	uphold high standards of integrity and probity and support the Company and the other directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

(g)	take into account the views of shareholders where appropriate;

(h)	exercise relevant powers under, and abide by, the Memorandum and Articles;

(i)	exercise his powers as a director in accordance with the Company’s policies and procedures and internal control framework or any applicable bribery or corruption legislation; and

(j)	not do anything that would cause him to be disqualified from acting as a director under the Act, Memorandum and Articles, rules and regulations of the SEC, or Nasdaq rules.

3.6	The ID will disclose any direct or indirect interest which the ID may have in any matter being considered at a Board meeting or committee meeting and, save as permitted under the Memorandum and Articles and the Company’s code of ethics, the ID will not vote on any resolution of the Board, or of one of its committees, on any matter where the ID has any direct or indirect interest.

3.7	The ID will immediately report to the Company his own wrongdoing or the wrongdoing or proposed wrongdoing of any employee (where any) or director of which the ID becomes aware.

3.8	Unless specifically authorized to do so by the Board, the ID will not enter into any legal or other commitment or contract on behalf of the Company.

3.9	The ID will be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable the ID to discharge his responsibilities as a independent director.

3.10	In the event that the ID has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the ID is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the ID shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The ID acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

3.11	The ID further agrees not to assume employment with or provide services to any of the Company’s competitors, or engage, whether as principal, partner, licensor or otherwise, any of the Company’s competitors without the Company’s prior express consent.

3.12	During the term of the engagement of the ID and for a period of one (1) year following the last date of engagement of the ID, the ID agrees not to, directly or indirectly, solicit or attempt to solicit any of the Company’s employees, independent contractors, contacts, clients, suppliers, customers or other persons or entities introduced to the ID in his capacity as a representative of the Company for any purpose whatsoever, including but not limited to offering them employment or services that compete with the Company’s business or may harm the business relationship of the Company with these persons or entities.

4	Fees and Expenses

4.1	Upon the Effective Date and during the term of this Agreement, the ID shall receive a monthly remuneration of 10,000.00 RMB which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the ID shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (“Compensation”). The Compensation may be reviewed during the term of this Agreement by the compensation committee of the Board pursuant to its terms of reference after the Effective Date. Any adjustment of the Compensation shall be recommended by the compensation committee of the Board (when applicable) and approved by the Board duly convened pursuant to the then current Memorandum and Articles of the Company.

4.2	Upon submission of adequate documentation by the ID to the Company, the ID shall be reimbursed for all reasonable expenses incurred in connection with the ID’s positions as a member of the Board and for services as a member of each committee of the Board to which the ID may be appointed.

5	Independence

5.1	The Board of the Company has determined the ID to be independent, taking account of the guidance contained in Nasdaq rules.

5.2	It is accepted and acknowledged that the ID has business interests other than those of the Company. The Company expressly acknowledges that the ID (i) is or may become a full-time employee of another entity and that responsibilities of the ID to such entity must have priority over the responsibilities of the ID to the Company and (ii) sit or may sit on the board of directors of other entities, subject to any limitations set forth in the Sarbanes-Oxley Act of 2002 and the rules of Nasdaq.

5.3	Notwithstanding the foregoing, the ID acknowledges the importance of avoiding conflicts of interest and the appearance of conflicts of interest. Accordingly, the ID has disclosed all present or currently existing conflicts and agree to disclose to the Company any future commitments, whether such commitments create potential or actual conflicts of interest or the appearance of any conflicts. In the event that the ID becomes aware of any further potential or actual conflicts of interest, these should be disclosed to the Company as soon as they become apparent and the agreement of the Board may have to be sought. The ID should immediately recuse himself from decision making on any matter on which there is a conflict.

5.4	The ID represents to the Company that his execution and performance of his duties as a director of the Company do not and will not violate any agreement or obligation, whether written or not, that the ID may have with or to any person, including without limitation any prior or current employer.

6	Confidentiality

6.1	The ID agrees and acknowledges that, by reason of the nature of the ID’s duties on the Board, the ID will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (the “Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the ID has had access by reason of the ID’s relationship with the Company.

6.2	The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the ID or the ID’s representatives; or (ii) is required to be disclosed by the ID due to governmental regulatory or judicial process.

6.3	The ID agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information.

6.4	The ID acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the ID by the Company or otherwise acquired or developed by the ID, shall at all times be the property of the Company.

6.5	Upon termination of the ID’s services hereunder, the ID shall return to the Company any such property or documents which are in the ID’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the ID, generally known to the public. The obligations of the ID under this subsection are in addition to, and not in limitation or pre-emption of, all other obligations of confidentiality which the ID may have to the Company under general legal or equitable principles.

6.6	The ID will notify the Company promptly if the ID is subpoenaed or otherwise served with legal process in any manner involving the Company. In the event of any claim or litigation against the Company, or any officer, employee, or director of the Company, based upon any alleged conduct, acts or omissions, the ID will cooperate with the Company and provide to the Company such information and documents in his possession or control as are necessary and reasonably requested by the Company or its counsel.

6.7	Nothing in paragraphs 6.1 to 6.6 will prevent the ID from disclosing information which he is entitled to disclose under any statutory provision, provided that the disclosure is made in accordance with the provisions of such statutory provision.

7	Insurance and Indemnity

7.1	The Company and the ID agree that indemnification with respect to the ID’s service on the Board shall be governed by that certain Indemnification Agreement attached as Exhibit B hereto (the “Indemnification Agreement”).

8	Changes to Personal Details

8.1	The ID will advise the company secretary of the Company promptly of any change in address or other personal contact details.

9	Withholding

9.1	The ID agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

10	Variation

10.1	No variation or modification of this Agreement will be effective unless it is in writing and signed by the ID and the Company (or respective authorized representatives). The failure to enforce at any time the provisions of this letter or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this letter or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

11	Governing Law and Dispute Resolution

11.1	This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

11.2	This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws.

12	Entire Agreement

12.1	This Agreement, the Indemnification Agreement and the Offer Letter constitute the entire understanding between the parties with respect to the ID’s service on the Board and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the ID’s service on the Board. The ID acknowledges that he has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement.

13	Miscellaneous

13.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

13.2	The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

13.3	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.4	The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Appointment Agreement as of the date first above written.

Red Wisdom Creation Limited

By:	/s/ Chen Qiu
Name:	Chen Qiu
Title:	Director

The Independent Director

Signature:	/s/ Liao Lingjie
Name:	Liao Lingjie

EXHIBIT A

COMMITTEE CHARTERS

EXHIBIT B

INDEMNIFICATION AGREEMENT